Exhibit 99.1

Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782 www.williamslp.com
DATE: Nov. 2, 2010

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Higgins	Sharna Reingold
(918) 573-2618	(918) 573-2078
Williams Partners L.P. Prices $600 Million of Senior Notes
TULSA, Okla. — Williams Partners L.P. (NYSE: WPZ) today announced that it has priced a public offering of $600 million of its 4.125% senior notes due 2020 at a price of 99.991% of par. The expected settlement date for the offering is Nov. 9.
Williams Partners expects to use the net proceeds from the offering to fund a portion of the cash consideration to be paid in the acquisition of Williams’ (NYSE: WMB) gathering and processing assets in Colorado’s Piceance Basin, as announced on Oct. 28.
Deutsche Bank Securities, J.P. Morgan, and RBC Capital Markets are acting as joint book-running managers for the offering, and Mitsubishi UFJ Securities, Mizuho Securities USA Inc., TD Securities, The Williams Capital Group, L.P., and US Bancorp are acting as co-managers.
This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. A copy of the preliminary prospectus supplement and related base prospectus may be obtained on the SEC website at www.sec.gov or from the underwriters by calling Deutsche Bank Securities Inc. at (800) 503-4611, J.P. Morgan Securities LLC collect at (212) 834-4533 or RBC Capital Markets, LLC at (866) 375-6829.
About Williams Partners L.P. (NYSE: WPZ)
Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 12 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-

scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 77 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com. Go to http://www.b2i.us/irpass.asp?BzID=1296&to=ea&s=0 or http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our email list.
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual reports filed with the Securities and Exchange Commission.